Exhibit 5
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                                                     January 25, 2005




The Board of Directors of Arkona, Inc.
10542 South Jordan Gateway, Suite 200
South Jordan, Utah 84005

Re:      Registration   Statement  on  Form  S-8  filed  by  Arkona,  Inc.  (the
         "Company") with respect to the Arkona, Inc. 2001 Stock Incentive Plan (Amended and Restated)

Gentlemen:

         We refer you to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, for registration of the additional 3,000,000 shares of Common Stock, $.001 par value, of the Company ("Common Stock") that may be issued by the Company pursuant to the Arkona, Inc. 2001 Stock Incentive Plan (Amended and Restated) (the "2001 Plan") as a result of the amendment of the 2001 Plan. When issued in accordance with the terms and conditions of the 2001 Plan and the terms and conditions of any governing option agreement or other award agreement and pursuant to the Registration Statement, such additional 3,000,000 shares of Common Stock available for issuance pursuant to the 2001 Plan will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of the opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission.


                                          Very truly yours,

                                          /s/ Stoel Rives LLP
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                                          Stoel Rives LLP